Registration No. 333-


	Form S-8
	REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

	DATAWORLD SOLUTIONS, INC.
	(Exact name of registrant as specified in its charter)


  Delaware						   11-2816128
(State or other jurisdiction of		   (I.R.S. Employer Identification No.)
incorporation of organization)

920 Conklin Street, Farmingdale, New York	   11735
 (Address of principal executive offices)	 (Zip Code)


	Stock Issuance to Consultants
	(Full title of the plan)

	Daniel McPhee
	DataWorld Solutions, Inc.
	920 Conklin Street
	Farmingdale, NY 11735
	(Name and address of agent for service)

	(631) 293-1610
	(Telephone number, including area code, of agent for service)

	copy to:
	Lawrence S. Leibowitz, Esq.
	Wexler & Burkhart, P.C.
	50 Charles Lindbergh Blvd.
	Suite 206
	Mitchel Field, NY 11553-3660
	(516) 222-8822



	CALCULATION OF REGISTRATION FEE


Title of each class    Amount to be  Proposed maximum  Proposed   Amount of
of securities to be    registered    offering price    maximum    registration
registered                           per unit (1)      aggregate  fee
                                                       offering
                                                       price (1)

Common Stock, par       1,800,000        $.20          $360,000    $95.00
value $.001 per
share

Total                   1,800,00         $.20          $360,000    $95.00



(1)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, based upon the market price of the Common Stock on the date of the agreement and the agreed upon valuation of the services.





EXPLANATORY NOTE:

In accordance with the Note to Part I of Form S-8, the information specified by
Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock of DataWorld Solutions, Inc. (the "Registrant").

	PART II

	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") (Commission File No. 001-09263) are hereby incorporated into this Registration Statement on Form S-8 (the "Registration Statement") by reference thereto:

(1)	The Registrant's Annual Report on Form 10-KSB for the fiscal year ended
June 30, 1999;

(2)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange
Act since the end of the fiscal year referred to in (a) above; and

(3)	The description of the Common Stock contained in the Registrant's
Registration Statement on Form 8-A, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the Common Stock pursuant to the Consulting Agreement (the "Plan"), shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof as of the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.



The Registrant's Certificate of Incorporation, as amended to date, eliminates, in certain circumstances, the liability of directors of the Registrant for monetary damages for breach of their fiduciary duties as directors unless the breach involves: (i) a director's duty of loyalty to the Registrant or the Registrants' stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability for unlawful payments of dividends or unlawful stock purchases or redemptions by the Registrant, or (iv) a transaction from which a director derived an improper personal benefit. Additionally, the Registrant's By-Laws provide that any person who is made party to an action by reason of the fact that such person is or was a director, officer, advisor, employee or agent of the Registrant shall be indemnified by the Registrant to the fullest extent authorized by Delaware law, which indemnification shall not be deemed exclusive of any other rights to which any indemnified person may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Set forth below are all exhibits to the Registration Statement:

Exhibit Number		Description
4.1			Consulting Agreement between Registrant and E-Start Limited,
      Inc.
5.1			Opinion of Wexler & Burkhart, P.C.
23.1			Consent of Grant Thornton, LLP
23.2			Consent of Wexler & Burkhart, P.C. (Included in legal opinion filed as Exhibit 5.1).
24			Powers of Attorney (set forth on the Signature Page of the
     Registration Statement).

Item 9.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to any of the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant hereby further undertakes that, for purposes of determining liability under the Securities Act, each of the Registrant's annual reports pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Babylon, State of New York on the 14th day of April, 2000.


DATAWORLD SOLUTIONS, INC.


By:	/s/ Daniel McPhee
Daniel McPhee
Chairman, President and Chief Executive
 Officer




	POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on April 14, 2000 by the following persons in the capacities indicated. Each person whose signature appears below constitutes and appoints Daniel McPhee and Nicholas T. Hutzel, or either of them, with full power of substitution, his/her true and lawful attorneys-in-fact and agents to do any and all acts and things in his/her name and on his/her behalf in his/her capacities indicated below which they or either of them may deem necessary or advisable to enable DataWorld Solutions, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement including specifically, but not limited to, power and authority to sign for him/her in his/her name in the capacities stated below, any and all amendments (including post-effective amendments) thereto, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in such connection, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or said attorneys-in-fact's and agents' substitute or substitutes, may lawfully do or cause to be done by virtue thereof.




/s/ Daniel McPhee           	Chairman, President and Chief Executive Officer
Daniel McPhee				            (Principal Executive Officer)



/s/ Nicholas Hutzel         	Vice President and Controller
Nicholas Hutzel		           	(Principal Accounting Officer)



/s/ Christopher Francis     	Director and Chief Operating Officer
Christopher Francis



/s/ Edward Goodstein        	Director
Edward Goodstein



/s/ Albert Roth             	Director
Albert Roth


	DATAWORLD SOLUTIONS, INC.

	REGISTRATION STATEMENT ON FORM S-8

	Exhibit Index


Exhibit Number		Description
4.1			Consulting Agreement between Registrant and E-Start
      Limited,Inc.
5.1			Opinion of Wexler & Burkhart, P.C.
23.1			Consent of Grant Thornton, LLP
23.2			Consent of Wexler & Burkhart, P.C. (Included in legal opinion filed as Exhibit 5.1).
24			Powers of Attorney (set forth on the Signature Page of the
     Registration Statement).


EXHIBIT 5.1


	WEXLER & BURKHART, P.C.
	Attorneys at Law
	50 Charles Lindbergh Boulevard
	Mitchel Field, NY 11553-3660


	Telephone: (516) 222-8822
	Telefax: (516) 745-6449
	E-Mail: GENERALINFO@WBLAW.COM



April 14, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re: DataWorld Solutions, Inc.
    Registration Statement on Form S-8
    Consulting Agreement

Dear Sirs/Madams:

We have acted as counsel to DataWorld Solutions, Inc., a Delaware corporation (the "Corporation"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"),of 1,800,000 shares (the "Shares") of the common stock, par value $.001 per share (the "Common Stock"), of the Corporation, issuable pursuant to a Consulting Agreement between the Corporation and E-Start Limited, Inc. dated January 25, 2000 (the "Plan").
In this regard, we have participated in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") relating to the Shares.

We advise you that we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Corporation's Certificate of Incorporation, as amended to date, (ii) the Corporation's By-Laws, as amended to date, (iii) the records of corporate proceedings of the Corporation, including, but not limited to, the Written Consent in Lieu of Special Meeting of the Board of Directors dated as of March 30, 2000, at which time the Plan was ratified and 1,800,000 shares of Common Stock were authorized and reserved for issuance under the Plan, and (iv) such other agreements, certificates, instruments and documents, and we have made such examination of law, as we have deemed appropriate as the basis for the opinions hereinafter expressed.
In making such examinations, we have assumed the genuiness of all signatures, the authenticity of all documents presented to us as original documents, the adequacy and legal sufficiency of the consideration being tendered to the Corporation in exchange for the Shares and the conformity to authentic original documents of documents presented to us as certified or photostatic copies.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized, and, when issued and delivered in accordance with the Plan, shall be validly issued, fully paid and non-assessable.

We hereby consent to be named in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ WEXLER & BURKHART, P.C.

WEXLER & BURKHART, P.C.


EXHIBIT 23.1


	CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


DataWorld Solutions, Inc.
Farmingdale, NY


    We have issued our report dated November 24, 1999 (except for Note E-1, as to which the date is January 13, 2000) accompanying the consolidated financial statements of DataWorld Solutions, Inc. appearing in the 1999 Annual Report of the Company to its shareholders on Form 10-KSB for the year ended June 30, 1999 which is incorporated by reference in this Registration Statement

Melville, New York
April 13, 2000

/s/ GRANT THORNTON, LLP

GRANT THORNTON, LLP



Melville, New York
April 14, 2000


	WEXLER & BURKHART, P.C.
	Attorneys at Law
	50 Charles Lindbergh Boulevard
	Mitchel Field, NY 11553-3660


	Telephone: (516) 222-8822
	Telefax: (516) 745-6449
	E-Mail: GENERALINFO@WBLAW.COM



April 14, 2000



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549
Attn: Filing Desk

Re: DataWorld Solutions, Inc.
    Form S-8

Dear Sir/Madam:

On behalf of DataWorld Solutions, Inc. (the "Company"), we transmit herewith, for filing under the Securities Act of 1933, the Company's Registration Statement on Form S-8 with respect to common stock issued pursuant to a Consulting Agreement between the Company and E-Start Limited, Inc.

Kindly direct any inquiry or comment with respect to the foregoing to the undersigned's attention.

Very truly yours,

/s/ Lawrence S. Leibowitz

Lawrence S. Leibowitz
LSL/jh





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